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                                                                    EXHIBIT 11.1

                        DIAMOND MULTIMEDIA SYSTEMS, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                  (amounts in thousands, except per share data)

                                                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                                      JUNE 30,                   JUNE 30,

                                                                               1996           1995          1996          1995
                                                                              ------         ------        ------        ------
Weighted average common shares outstanding for period                         34,328         26,445        34,440        23,417


Dilutive employee stock options                                                   --            670           671           580
                                                                             -------        -------       -------       -------

Shares used in per share calculations                                         34,328         27,115        35,111        23,997
                                                                             =======        =======       =======       =======

Net income (loss) before reversal of accretion                                (4,790)         7,794         6,404        13,932

Reversal of  accretion for dividends on mandatorily redeemable                    --            292            --            --
preferred stock                                                              -------        -------       -------       -------

Net income (loss) available for common stockholders                           (4,790)         8,086         6,404        13,932
                                                                             =======        =======       =======       =======

Net income (loss) per share                                                  ($ 0.14)      $  0.30          $0.18       $  0.58
                                                                             =======       =======        =======       =======



The difference between the calculation of net income (loss) per share calculated on the primary and fully diluted basis is not material. Dilutive stock options have not been included in the calculation of common and common equivalent shares used to calculate net loss per share for the three months ended June 30, 1996 as their inclusion would be anti-dilutive.




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